EXHIBIT 10.71

July 7, 2008

Hon Hai Precision Industry Co., Ltd.

2 Tzu Yu St. Tu-Cheng City

Taipei Hsien, Taiwan 23644

Attn:     General Counsel

Re: Amendment to Asset Purchase Agreement (this “Amendment”)

Dear Sirs:

Reference is made to that certain Asset Purchase and Sale Agreement (the “Agreement”) by and between Sanmina-SCI Corporation (“Sanmina-SCI”) and its wholly-owned subsidiaries Sanmina-SCI USA Inc., SCI Technology, Inc., Sanmina-SCI Systems de Mexico S.A. de C.V., Sanmina-SCI Systems Services de Mexico S.A. de C.V., Sanmina-SCI Hungary Electronics Manufacturing Limited Liability Company and Sanmina-SCI Australia PTY LTD (together with Sanmina-SCI, the “Sellers”) and Foxteq Holdings Inc.-Cayman (the “Buyer”), dated February 17, 2008, pursuant to which Buyer shall purchase certain assets of the Sellers’ personal computing business and related logistics services located in Hungary, Mexico and the United States.

Pursuant to certain discussions between Seller and Buyer following the date of the Agreement, the parties now wish to amend certain Schedules to the Agreement and Exhibits to the Seller Disclosure Letter including to (1) remove contracts that the parties agree shall no longer be assigned from Sellers to Buyer in connection with the Agreement, (2) add certain other contracts not originally included in such Schedules and (3) make certain changes to Exhibit A and Exhibit B to the Seller Disclosure Letter.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

Amendment

A.            The parties agree to amend (1) Schedules 1.1(g), 7.1(f) and 7.2(f) to the Agreement and (2) Exhibit A and Exhibit B to the Seller Disclosure Letter to read in their entirety as set forth in the Schedules and Exhibits with the same names and numbers as attached to this Amendment.

B.            The parties agree to amend and restate Section J of the Recitals in the Agreement in its entirety as follows:

In connection with the transactions contemplated by this Agreement, Buyer and Sellers also desire to enter into the Access Agreement to be dated as of the Closing Date, in the form of Exhibit E hereto, pursuant to which Sellers shall provide, or cause to be provided, to Buyer or any party designated by Buyer, access to certain areas in Sellers’ facilities located in Huntsville, Alabama.

C.            Buyer acknowledges that in connection with the Transaction, Sellers may transfer to Buyer confidential and/or proprietary information of Sellers that does not constitute Seller Records (the “Transferred Information”), including but not limited to information stored on computers or in files transferred as part of the Purchased Assets.  Buyer agrees that such Transferred Information shall be deemed to be Confidential Information pursuant to Section 5.10 of the Agreement, and Buyer shall comply with the restrictions set forth in Section 5.10 of the Agreement with respect to such Transferred Information.  Without limiting the foregoing, upon discovery of any such Transferred Information, Buyer shall promptly notify Sellers pursuant to Section 11.9 of the Agreement and destroy or return such Transferred Information to Sellers.

In addition, the Purchased Assets includes computers that host third party software (the “Identified Software”) which Sellers use to operate the Business pursuant to the agreements listed on Exhibit A and Exhibit B to the Seller Disclosure Letter attached hereto, the Fredrick Group, Inc. (“TFG”) Service Agreement SA-05-0034 effective as of February 1, 2005 between TFG and Sanmina- SCI, Amendment One to Service Agreement SA-05-0034 effective as of November 15, 2007 between TFG and Sanmina-SCI, TFG2000E Software Licensing Agreement (SLA-00-1000) effective as of November 15, 2007 between TFG and Sanmina-SCI (together, the “Licenses”).  Buyer represents, warrants and covenants to Sellers that Buyer and/or its Affiliates shall obtain a license for any Identified Software as soon as possible and, in any event, within 30 days following the Closing (the “License Date”).  Buyer further represents, warrants and covenants to Sellers that Buyer and/or its Affiliates will not use any Identified Software until Buyer and/or its Affiliates has obtained a license for the use of such Identified Software through assignment or otherwise.  Buyer also represents, warrants and covenants to Sellers that

Buyer and/or its Affiliates shall return to Sellers or destroy any Identified Software and any documentation or information obtained by Buyer and/or its Affiliates in connection with any Identified Software for which Buyer and/or its Affiliates does not have a license (“License Related Information”) on or prior to the License Date if Buyer and/or its Affiliates has not obtained a license to use such Identified Software by the License Date.

Notwithstanding any limitations on indirect, punitive, incidental, consequential or special damages provided for in Section 9.5(e) of the Agreement, Buyer shall indemnify and hold harmless Sellers from any breach of this Section C and any loss, cost, expenses (including reasonable attorneys fees), damages and liabilities arising out of or related to such breach or arising out of or related to Buyer’s and/or its Affiliates’ use of or failure to obtain a license to use any Identified Software or License Related Information.  Notwithstanding any limitations on indirect, punitive, incidental, consequential or special damages provided for in Section 9.5(e) of the Agreement, Buyer shall also indemnify and hold harmless Sellers from any loss, cost, expenses (including reasonable attorneys fees), damages and liabilities arising out of or related to the assignment of any contracts, including but not limited to the Licenses, from Sellers to Buyer and/or its Affiliates in connection with any Identified Software.  The foregoing notwithstanding, any such indemnification of Sellers by Buyer shall not preclude the exercise of any other remedy by Sellers or the indemnification rights of Sellers under the Agreement, and the indemnities set forth in this Amendment are not subject to any basket, cap or other limitation contained in Section 9.5 of the Agreement and are intended to be broadly construed.

D.            Buyer waives any Buyer condition to closing and any Seller representation or warranty in the Agreement that would not be satisfied or would not be true in all respects as of the Closing as a result of the non-assignment of any Identified Software or Licenses.

E.             The parties agree that the first clause of the first sentence of Section 6.5 of the Agreement, which states “At the same time Sellers deliver the Preliminary Net Asset Value Statement to Buyer” shall be amended and restated in its entirety to read “At any time prior to the Closing.”

F.             Buyer agrees to reimburse Sanmina-SCI for all fees accrued by Sanmina-SCI after the Closing pursuant to the Amendment to the Enterprise License Order dated June 29, 2008 by and between BMC Software, Inc. (“BMC”) and Sanmina-SCI (the “Enterprise License Order”).  Buyer agrees to reimburse Sanmina-SCI within 30 days following Sanmina-SCI’s receipt of an invoice from BMC under the Enterprise License Order.

G.            Buyer agrees to reimburse Sanmina-SCI for the full amount of Sanmina-SCI’s $84,375 obligation to Infor Global Solutions (Michigan), Inc. (“Infor”) pursuant to the Addendum to Agreement by and between Infor and Sanmina-SCI, dated April 16, 2008, providing Sanmina-SCI with the right to assign the Master Software License Agreement dated June 27, 2003 and related services to Buyer.  Buyer shall reimburse Sanmina-SCI within 30 days following the receipt of an invoice or notice of payment from Sanmina-SCI.

Miscellaneous

A.            Entire Agreement.  This Amendment, including the Schedules and Exhibits attached hereto, constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof, and such Schedules and Exhibits amend and supersede any previous versions of such Schedules and Exhibits or any contrary language contained in the Agreement, as of the date of this Amendment.

B.            Severability.  If any provision of this Amendment becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Amendment, and such court will replace such illegal, void or unenforceable provision of this Amendment with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision.  The balance of this Amendment shall be enforceable in accordance with its terms.

C.            Counterparts.  In addition, this Amendment may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

D.            Further Assurances.  Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Amendment.

Except as amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

Very truly yours,

SANMINA-SCI CORPORATION

By:	/s/ David L. White

Title: Executive Vice President and CFO

Cc: Frank Liang

[SIGNATURE PAGE TO AMENDMENT TO ASSET SALE AND PURCHASE AGREEMENT]

AGREED AND ACKNOWLEDGED:

FOXTEQ HOLDINGS INC.-CAYMAN

By:	/s/ Max Chung
Name: Max Chung
Title: Officer

SANMINA-SCI USA INC.

By:	/s/ David L. White
Name: David L. White
Title: CFO

SCI TECHNOLOGY, INC.

By:	/s/ David L. White
Name: David L. White
Title: CFO

SANMINA-SCI SYSTEMS DE MEXICO S.A. DE C.V.

By:	/s/ David L. White
Name: David L. White
Title: Authorized Signatory

SANMINA-SCI SYSTEMS SERVICES DE MEXICO S.A. DE C.V.

By:	/s/ David L. White
Name: David L. White
Title: Authorized Signatory

SANMINA-SCI HUNGARY ELECTRONICS MANUFACTURING L.L.C.

By:	/s/ David L. White
Name: David L. White
Title: Authorized Signatory

SANMINA-SCI AUSTRALIA PTY LTD

By:	/s/ David L. White
Name: David L. White
Title: Authorized Signatory

[SIGNATURE PAGE TO AMENDMENT TO ASSET SALE AND PURCHASE AGREEMENT]